Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT IS SUBJECT TO THE

PROVISIONS OF SECTION 181.78 OF THE MINNESOTA STATUTES

THIS AGREEMENT (“Agreement”) is made and entered into effective July 1, 2004 (“Effective Date”), by and between Southwest Casino and Hotel Corp., a Minnesota corporation (“Employer”), and Thomas E. Fox (“Employee”).  Employee and Employer are collectively referred to as the “Parties”.

BACKGROUND

A.            Employee has been employed by Employer.

B.            The Parties wish to state the final binding terms of Employee’s continued employment by Employer.

C.            The Parties agree to the terms and conditions of Employee’s employment by Employer stated in this Agreement.

AGREEMENT

In consideration of the Background and the Parties’ agreement as to Employee’s commencement or continuation of employment, the payment of compensation and other benefits (as defined in this Agreement), the Parties’ mutual agreements stated in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

Section 1.  Employment Terms and Duties.

Section 1.1  Term.  Subject to the provisions of Section 4 of this Agreement regarding termination, Employer agrees to employ Employee and Employee agrees to be employed by Employer for an initial term ending July 1, 2006 (the “Initial Term”), subject to automatic renewal for additional one year terms unless terminated earlier in accordance with Section 4.

Section 1.2  Duties.

(a)           Employer employs Employee on a full-time basis as its President, or in any other capacity that is commensurate with Employee’s experience and current position and the Board of Directors of Employer may, in its sole discretion, designate. Employee will perform any and all duties as the Board of Directors may reasonably direct.

(b)           During the term of Employee’s employment by Employer, Employee will devote Employee’s full attention and energy to the performance of Employee’s duties to Employer.  Employee will perform Employee’s duties under the supervision of and will report to an executive committee made up of the President, the CEO and the Chairman of the Board of Directors (the “Executive Committee”). If no such Executive Committee exists, Employee will report to the Board of Directors. Employee warrants and represents to Employer that Employee has no contractual commitments inconsistent with Employee’s obligations under this Agreement, and that during the term of this Agreement, Employee will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement and which are not authorized by Employer. For purposes of this Agreement, Employee and

Employer understand that Employee is permitted to serve on outside Boards of Directors, provided that such service does not interfere with Employee’s rendition of services to Employer and does not violate any non-competition or other covenant in this Agreement.

Section 2.  Compensation

Section 2.1  Salary.  For all services rendered by Employee, Employee shall receive (i) an annual salary of $220,000 (the “Salary”) from Employer for the term of Employee’s employment under this Agreement, subject to annual adjustment as determined by the compensation committee of the Board of Directors. Employer will pay the Salary in equal semi-monthly installments in accordance with Employer’s standard payroll practices. For purposes of this Section 2, “compensation committee” refers to the Board of Directors of Employer, unless and until a compensation committee is established.

Section 2.2 Bonus. Additional compensation in the form of a bonus, if any, will be determined on a purely discretionary basis by the compensation committee of the Board of Directors based upon Employer’s overall performance, Employee’s individual performance and any other factors the compensation committee deems appropriate.

Section 2.3  Benefits.  During the term of the Employee’s employment under this Agreement, Employee is entitled to participate in the employee benefits or benefit plans the Employer’s Board of Directors provides from time to time to other full-time employees, including, but not limited to, health, disability and life insurance. Employee’s health, disability and life insurance must be commensurate with such benefits provided to Employee on the effective date of this Agreement. However, Employer may unilaterally amend or terminate all or any of the Employee’s benefits so long as any amendment or termination applies to each and every employee of Employer and subject to the terms and conditions of Employer’s benefit plans and applicable laws.

Section 2.4  Reimbursement of Expenses.  Employer will reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred at the request of Employer in the performance of Employee’s duties under this Agreement provided that Employee properly accounts to Employer for all expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”), and in accordance with the standard policies of Employer relating to reimbursement of business expenses. In addition, Employer will reimburse Employee up to $1,000 per month for expenses related to Employee’s personal automobile.

Section 2.5 Option.  Upon the execution of this Agreement by the Parties, Employer shall grant Employee a non-qualified option, exercisable for five years, to purchase 600,000 (pre one-for-two split) shares of Employer’s Common Stock at an exercise price of $0.50 per share for a total exercise price equal to $300,000 (the “Option”). The Option will become exercisable immediately as to 200,000 shares with the remaining 400,000 shares becoming exercisable (a) as to 1/24th of the remaining shares on the first day of each of the next 24 Months and (b) as to 50 percent of any shares not then exercisable, on the date the State of Missouri approves a law permitting construction and operation of a casino by Employer at Rockaway Beach, Missouri or on the date the State of Minnesota approves construction and operation of a harness-racing track by Employer in the Twin Cities Metropolitan Area of Minnesota. The provisions of (b) are cumulative such that if both the Rockaway Beach casino and the harness-racing track are approved, the Option will be exercisable as to all Option shares. If, Employee’s employment with Employer terminates for any reason other than for Cause (as defined in Section 4.4) or voluntary termination under Section 4.1(f), the Option will become exercisable as to all shares immediately upon termination, except, if Employee’s employment continues under Section 4.2(c) of this Agreement, the Option will become exercisable in accordance with this Section 2.5 and will continue in force until the Option’s termination date.

Section 3. Restrictive Covenants.

Section 3.1  Confidential Information.  Employee acknowledges that the confidential information and data obtained by Employee during the course of Employee’s performance under this Agreement (or Employee’s work for Employer before the date of this Agreement) concerning the business or affairs of Employer (the “Confidential Information”) are the property of Employer.  Employee agrees that Employee will not disclose to any unauthorized persons or use for Employee’s own account or for the benefit of any third party any Confidential Information or data without the written consent of the Chief Executive Officer of Employer during Employee’s employment or for a period of three years after termination of Employee’s employment. Employee agrees to deliver to Employer upon termination of Employee’s employment all memoranda, notes, plans, records, reports and other documentation (and copies of that documentation) relating to the business of Employer that Employee may then possess or have under Employee’s control.

Section 3.2  Title.  Subject to the provisions of the attached Exhibit B, all documents, inventions, designs or other tangible property relating in any way to the business of Employer that are conceived or generated by Employee or come into Employee’s possession during the Initial Term or any extension of employment will be automatically assigned to and/or will be and remain the exclusive property of Employer. Employee agrees to return all such documents and tangible property including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, financial information and copies of such documents and tangible property, which are the property of Employer or which relate in any way to the business, practices or techniques of Employer, and all other property of Employer, including, but not limited to, all documents that in whole or in part contain any Confidential Information of Employer that are in the possession or under the control of Employee, to Employer upon termination of this Agreement, Employee’s employment, or at any time upon request of Employer.

All ideas, designs, graphics, logos, slogans, copies, software, derivative works and all other materials or intellectual property relating in any way to the business of Employer created by or on behalf of Employee in the course of Employee’s employment under this Agreement automatically becomes the property of and is solely owned by Employer, its successors, assigns, and licensees, in perpetuity, without reservation. Furthermore, all rights of whatever nature affixed to such ideas, designs, graphics, logos, slogans, copies, software, derivative works and other materials or intellectual property relating in any way to the business of Employer, including, without limitation, any trademark or service mark rights or copyrights and any goodwill appurtenant to such rights, any right of publicity, and any rights, title or interest which may affix under any copyright laws now or hereafter in force and effect in the United States or any other country or countries, automatically becomes the property of and is solely owned by Employer, its successors, assigns and licensees, in perpetuity, without reservation.

Section 3.4 Non-Competition Covenant. In consideration of the covenants of the Employer in this Agreement, the receipt and sufficiency of which Employee acknowledges, Employee agrees that Employee will not at any time during his employment with Employer, or for a period of one year after Employee’s last day of employment with Employer, directly or indirectly own an interest in, join, operate, control, manage or participate in or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal, or in any other manner with any Competitor within the Business Territory. The term “Competitor” includes any Native American management company, Indian tribe, or any person, firm, sole proprietorship, partnership, association, limited liability company, corporation or other entity whatsoever that engages in, or is about to engage in, any aspect of the gaming industry. The term “Business Territory” includes the area within a 100 mile radius of any location in which Employer has developed, or is in the process of developing, as of the date of such termination, more than an insignificant amount of business; provided, that, the phrase “in the process of developing” includes any business that is at least the subject of a non-binding letter of intent to which the applicable person or entity is party.  Notwithstanding anything to the contrary in this Section 3.4, ownership by Employee, (y) of less than 2 percent of the outstanding securities of a publicly-held corporation, or (z) as a passive investment, of capital stock or other securities of any corporation dissimilar from Employer, will not breach this Section 3.4.

Section 3.5 Non-Solicitation Covenant. In consideration of the covenants of the Employer in this Agreement, the receipt and sufficiency of which Employee acknowledges, Employee agrees that for a period of one year after termination of Employee’s employment with the Employer, the Employee will not directly or indirectly:

(a)           Hire or solicit, or cause or induce others to hire or solicit for employment, any employee of the Employer or encourage any employee (including persons who were employed by Employer within ninety (90) days before or after Employee’s termination date) to leave the employment of the Employer.

(b)           Disparage or defame the Employer or request or advise any customer, client, prospective client or vendor to curtail or cancel their business relationship with Employer.

Section 3.6  Remedies.  Employee acknowledges that any violation of Section 3 of this Agreement by Employee would result in immediate and irreparable injury to Employer for which an award of money damages would not be an adequate remedy. Employee agrees that employer has the right to obtain equitable relief including an injunction to enforce specifically the terms of this Agreement, and to obtain any other legal or equitable remedies that may be available to Employer.

Section 3.7  Assignment.  The transfer of Employee from Employer to any subsidiary, parent or affiliate, or to a successor company that results from any acquisition, merger or reorganization of Employer will operate as an assignment to that company of Employer’s rights under this Agreement, provided that Employee’s position with the new entity must be commensurate with Employee’s position with Employer immediately before such transfer and Employer may not transfer Employee without Employee’s prior consent to any entity that necessitates any relocation of Employee to a location that is more than 75 miles from Employee’s primary residence. The aforementioned assignment will not terminate or modify this Agreement, except that the company to which Employee is transferred will be construed, for the purpose of this Agreement, as standing in the same place as Employer as of the date of assignment.  All covenants and agreements under this Agreement will inure to the benefit of and be enforceable by the successors and assigns of Employer, including assignees by operation of law.

Employee’s performance under this Agreement requires Employee’s personal services, unique skills and experience and, therefore, may not be assigned or transferred by Employee nor may Employee delegate Employee’s duties under this Agreement to another person without the prior written consent of the Board of Directors of Employer.  Employer retains the exclusive right to withhold consent for any reason.

Section 3.8  Survival.  Except as otherwise provided expressly in this Agreement, the provisions of this Section 3 will survive (a) the termination of this Agreement as a result of breach or otherwise, or (b) the termination of Employee’s employment under this Agreement. However, if Employer breaches Employer’s obligation to make any payments to Employee under this Agreement, the provisions of Section 3.4 and 3.5 of this Agreement will not survive a termination of this Agreement for so long as such breach remains uncured.

Section 4. Termination

Section 4.1 Grounds for Termination. This Agreement will terminate prior to the expiration of the Initial Term stated in Section 1.1 or any renewal term if at any time during the Initial Term or any renewal term:

(a)           Employer elects to terminate this Agreement for “Cause” (as defined in Section 4.4 below) and notifies Employee in writing of such election,

(b)           Employee becomes “Disabled” (as defined in Section 4.5 below),

(c)           Employee dies,

(d)           Employer elects to terminate this Agreement for no reason or for any reason other than for “Cause” (as defined in Section 4.4 below) and notifies Employee in writing of such election,

(e)           Employee voluntarily terminates his employment for “Good Reason” (as defined in Section 4.6 below) and notifies Employer in writing of such election,

(f)            Employee voluntarily terminates his employment for no reason or for any reason other than a “Good Reason” (as defined in Section 4.6 below), or

(g)           Employee and Employer mutually agree to terminate this Agreement.

Section 4.2 Termination Date and Payment to Employee.

(a)           If this Agreement is terminated under subsection (a) or (f) of Section 4.1, termination will be effective immediately and no further payments of Salary, Bonus or other forms of compensation or benefits will be due or payable to Employee with respect to any period after or events occurring after the date of termination, except as may be required by applicable law, and all vested options may be exercised for only 30 days.

(b)           If this Agreement is terminated under subsection (b) or (c) of Section 4.1, termination will be effective immediately, except that Employer must pay to Employee’s beneficiaries or estate, in the case of death, or to Employee, in the case of disability, a termination payment equal to the Base Salary at the annual rate in effect as of the date of termination for (i) a period of 90 days or (ii) the remainder of the term of this Agreement, whichever is less (the “Termination Payment”); provided that the amount of any Termination Payment will be reduced by the amount of any death or disability payments payable to the Employee under anydeath or disability insurance coverage in effect as of the date of termination.

(c)           If either party elects to terminate this Agreement under subsections (d) or (e) of Section 4.1, termination will be effective thirty (30) days after delivery of written notice of termination to the other party and subject to Employee’s right to elect to continue employment with Employer under this Agreement on the following terms:

(i)            Employer will employ Employee for the minimum number of hours per pay period required for Employee to qualify for fullbenefits under Employer’s benefit plans;

(ii)           Employee will perform those duties assigned to Employee by the Board of Directors or other member of the Executive Committee; and

(iii)          In consideration of Employee’s continued service to Employer and the continuation of Employee’s non-competition and non-solicitation covenants under Sections 3.4 and 3.5, Employee will be paid Employee’s base salary at the time of termination for a period of 18 months, and after 18 months, a salary equal to not less than $25,000 per year (or such other amount as required to maintain Employee’s eligibility under Employer’s health insurance plan), and, subject to Section 2.3 of this Agreement, continuation of all benefits provided under Employer’s health insurance plan.

(d)           If this Agreement is terminated under subsection (g) of Section 4.1, termination will be effective as of the date agreed upon by the Parties and Employee will be entitled to receive compensation due to the Employee through the last day of employment or as otherwise agreed upon by the Parties.

Section 4.3 Exercise of Unexpired Stock Options. Except as stated in this Agreement, the termination of this Agreement, the vesting and exercisability of stock options or other incentive awards held by the Employee as of the termination date will be controlled by the terms of the individual agreement or agreements evidencing such options or other incentive awards.

Section 4.4 “Cause” Defined. As used in this Agreement, “Cause” means:

(a)           conviction of Employee for any fraudulent or criminal act in connection with Employer’s business;

(b)           proven malfeasance by Employee in connection with Employer’s business; or

(c)           a final determination by any regulatory body to which Employer is subject, that Employee’s continued employment with Employer will result in (i) the disapproval, modification, or non-renewal of any contract or proposed contract under which the Employer or any of its subsidiaries has sole or shared authority to develop, license or manage any gaming operations, wherever located, or (ii) the disapproval, loss, modification, non-renewal or non-reinstatement of any license, franchise, approval or consent issued by or sought from any federal, state or tribal governmental authority with respect to the conduct of any portion of the business of the Employer or any subsidiary.

Section 4.5 “Disabled” Defined.  As used in this Agreement, “Disabled” means any mental or physical condition that renders Employee unable to perform the essential functions of his position, with or without reasonable accommodation, as defined by various state and federal disability laws. Employee is presumed to have such a disability for the purpose of this Agreement if Employee qualifies because of illness or incapacity to begin receiving disability income insurance payments under any long-term disability income insurance policy that Employer maintains for the benefit of Employee. If there is no long-term disability policy in effect at the date of Employee’s illness or incapacity, Employee is presumed to have such a disability for the purpose of this Agreement if Employee is substantially incapable of performing his duties for a period of more than twelve (12) consecutive weeks or as may otherwise be required by applicable law.

Section 4.6 “Good Reason” Defined. As used in this Agreement, “Good Reason” means (a) the assignment to Employee of any duties and responsibilities materially inconsistent with the position that Employee holds as of the date Employee enters into this Agreement, (b) a material adverse alteration or diminishment in the nature or status of Employee or the Employee’s duties and responsibilities or conditions of employment from those in effect as of the date Employee enters into this Agreement; (c) relocation of the Employee to an office or site more than 75 miles from the Employee’s primary job location as of the date Employee enters into this Agreement; (d) after the Initial Term, a determination by Employee that Employee and Employer would be better served by Employee assuming fewer responsibilities on behalf of Employer than may be required under this Agreement; or (e) a change in the organizational structure of Employer, requiring the Employee to report to person(s) other than the Executive Committee or the Board of Directors of Employer; provided, that in the case of clause (a) or (b), the Employee has provided Employer with written notice detailing the reasons why he believes the criteria specified in clause (a) or (b) has been satisfied and Employer does not resolve such issue to the reasonable satisfaction of the Employee within 30 days after receipt of such notice.

Section 4.7  Effect of Termination. Notwithstanding termination of this Agreement, Employee, in consideration of his employment under this Agreement up to the date of termination, remains bound by the provisions of this Agreement that relate specifically to periods, activities or obligations existing upon or subsequent to the termination of Employee’s employment.

Section 5. Change in Control.

Section 5.1 “Change in Control” Defined. For purposes of this Agreement, “Change in Control” means:

(a)           any merger, acquisition, reorganization or consolidation of Employer into or with any other entity or entities that results in the exchange of outstanding shares of Employer for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate of such entity under which the shareholders of

Employer immediately prior to the transaction do not own a majority of the outstanding shares of the surviving corporation immediately after the transaction;

(b)           any sale, lease, license (on an exclusive basis), or transfer by Employer of all or substantially all its assets, or an exclusive license granted by Employer of substantially all of its intellectual property to a third party, or a liquidation of Employer;

(c)           any statutory exchange of securities with another entity (except where Employer is the acquiring entity);

(d)           the acquisition of ownership by any person or group of more than 50% of Employer’s outstanding voting stock from existing shareholders (whether or not approved by Employer’s Board of Directors) after the date of this Agreement, provided that this subsection (d) will not apply to the closing of the issuance and sale of Employer’s securities in an underwritten public offering, the issuance of Employer capital stock under a registration of its shares under the Securities Act of 1933, as amended, or under a private placement of Employer capital stock exempt from the registration requirements of the Securities Act;

(e)           the “Continuity Directors” (as defined below) cease to constitute a majority of Employer’s Board of Directors; or

(f)            any other change of control (except as a result of one or more venture capital financings or other similar transactions involving institutional funding) that would be required by the Securities and Exchange Commission to be reported if Employer were a public company, including successive series of such transactions.

For purposes of this Section 5.1, “Continuity Directors” means any individuals who are members of Employer’s Board of Directors as of the date of this Agreement and any individual who subsequently becomes a member of Employer’s Board of Directors whose election, or nomination for election, by Employer’s shareholders was approved by a vote of at least a majority of the Continuity Directors.

Section 5.2 Remedies for “Change in Control”.  If, with or without the consent of Employer, a Change in Control occurs and within nine months after that Change in Control, either Employer terminates Employee’s employment under Section 4.1(d) above or the Employee terminates his employment under Section 4.1(e) above, Employee is entitled to exercise Employee’s rights under Section 4.2(c) of this Agreement and all unexpired stock options held by Employee as of the termination date will vest immediately, notwithstanding the provisions of any option agreement between Employee and Employer to the contrary, in accordance with the provisions of Section 4.3 above.

Section 6. Provisions of General Application

Section 6.1  Background Checks and Related Information.  Employee acknowledges that Employer’s gaming business is extensively regulated and, as a result, various regulatory bodies may request or require background investigations and background information regarding Employee. During the term of this Agreement, Employee agrees to comply with any and all background investigations conducted or requested from time to time by Employer or any federal, state, tribal or other regulatory authority. Employee acknowledges and agrees that the provisions of this Section 5.1 are a material part of this Agreement.

Section 6.2  Notices.  All notices, requests and other communications from any of the Parties to this Agreement to any of the other Parties must be in writing and, except as otherwise provided in this Agreement, will be considered to have been duly given or served if sent by certified or registered United States mail, postage prepaid, return receipt requested, to the respective Parties at the address stated below or to any other address a Party may designate by notice to the other Party.

As to Employer:	Southwest Casino and Hotel Corp.
2001 Killebrew Drive, Suite 306
Minneapolis, MN 55425

As to Employee:	Mr. Thomas Fox
5801 Hyland Greens Drive
Bloomington, MN 55437

Section 6.3  Amendment.  Only a writing signed by both Employer and Employee may amend this Agreement.

Section 6.4  Parties in Interest.  This Agreement is binding upon, and the benefits and obligations of this Agreement inure to the Parties and their respective heirs, legal representatives, successors, assigns, transferees or donees.

Section 6.6  Entire Agreement.  The Parties intend this Agreement as the final and binding expression of their agreement and as the complete and exclusive statement of its terms.  This Agreement supersedes and revokes all other prior negotiations, representations and agreements, whether oral or written, regarding the employment relationship between Employer and Employee.

Section 6.7 Enforceability.  If any provision in this Agreement is declared unenforceable or invalid, that declaration will not impair any other provision of the Agreement, each of which will be enforced according to their respective terms.

Section 6.8  Construction.  The headings of the paragraphs of this Agreement are for the purpose of identification only and must not be used for the construction or interpretation of any portion of this Agreement. Waiver by any Party of any default, violation or nonperformance under this Agreement will not be deemed a waiver of that Party’s right to seek legal or equitable relief for any subsequent violation of the Agreement. As used in this Agreement and where necessary, the singular includes the plural and vice versa, and masculine, feminine and neuter expressions are interchangeable.

Section 6.9  Applicable Law.  This Agreement was made and entered into in Minnesota, and the laws of the State of Minnesota govern and apply to this Agreement and any enforcement, construction or interpretation of this Agreement.

IN WITNESS WHEREOF, Employer and Employee have knowingly, voluntarily and with the right to seek independent counsel, executed this Agreement on the date(s) reflected below with the Effective Date as stated above.

DATE: July 21, 2004	DATE: July 21, 2004

EMPLOYEE	SOUTHWEST CASINO AND HOTEL CORP.

By
Thomas E. Fox	Jeffrey S. Halpern, Chairman of the Board

EXHIBIT B

NOTICE UNDER

MINNESOTA STATUTES 181.78 (Subd. 3)

TO:	Tom Fox

FROM:	Southwest Casino and Hotel Corp. (the “Employer”)

You have entered into an Employment Agreement with Employer requiring you, among other things, to assign or offer to assign your rights in certain inventions to Employer.  You are hereby notified that the Employment Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of Employer, or (b) to Employer’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by you for Employer.

SOUTHWEST CASINO AND HOTEL CORP.

By
Its

I hereby acknowledge receipt of the foregoing notice.

Thomas E. Fox